Exhibit 10.5

Annual Compensation of Non-Employee Directors

	2016	2015	2014
Name/Position	Retainer	Retainer	Retainer
Martin S. Friedman, Non-Employee Director	$36,000	$36,000	$36,000
Thomas M. Kody, Non-Employee Director	$36,000	$36,000	$36,000
John W. Edgemond IV, Non-Employee Director	$36,000	$36,000	$36,000
J. Randolph Babbitt, Non-Employee Director	$36,000	$36,000	$36,000
James L. Jadlos, Chairman and Non-Employee Director(1)	$-	$33,000	$48,000
Michael G. Anzilotti, Chairman and Non-Employee Director(2)	$48,000	$42,000	$33,000

(1)	Effective June 18, 2015, Mr. Jadlos resigned as Chairman and as a Director.
(2)	Effective June 18, 2015, Mr. Anzilotti was elected as Chairman.

The Non-Employee Directors will be paid the 2016 retainer in monthly installments.

In addition to the annual retainer, the Compensation Committee conducts an annual evaluation of the performance under criteria similar to that used for its executive officer cash bonuses for payment of annual incentives to the Non-Employee Directors.  Such incentives are paid in the following year in cash, stock option awards or some combination thereof.